Exhibit 99.1

News Release

For Immediate Release

Manoj Venkiteshwar Joins TearLab as VP of Medical Affairs

SAN DIEGO, July 14, 2014 -- TearLab Corporation (NASDAQ:TEAR; TSX:TLB) ("TearLab" or the "Company") today announced the appointment of Manoj S. Venkiteshwar, PhD. to its senior management team in the newly created position of Vice President of Medical Affairs.

Dr. Venkiteshwar’s mandate will be the development and execution of a comprehensive academic and KOL management strategy for the Company.

Dr. Venkiteshwar brings a wealth of international ophthalmic medical affairs and brand leadership experience to the Company. He joins TearLab from his current position as Senior Global Brand Lead, Global Medical Affairs at Alcon Laboratories Inc. (“Alcon”). In that role, he was responsible for strategic life cycle management, including post market studies, publications, KOL management and investigator initiated research for one of Alcon's largest device franchises, representing over $1 billion in annual revenue. Before joining Alcon in 2009, Dr. Venkiteshwar served as a Principal Research Scientist at Bausch & Lomb.

Dr. Venkiteshwar is the author of over 50 scientific abstracts, research papers and book chapters. He is a member of a number of professional associations, including the American Academy of Optometry and the American Society of Cataract and Refractive Surgery, and is a reviewer for various professional publications, including Journal of Refractive Surgery, the American Journal of Ophthalmology, and the Journal of Cataract & Refractive Surgery. He received his BS in Optometry from Birla Institute of Technology and Science in India, and his MS and Ph.D. in Vision Science from the Ohio State University.

“I am really excited to be working with Manoj again,” commented TearLab’s President & COO, Seph Jensen. “His scientific accomplishments, broad professional network and successful experience at global ophthalmic industry leaders like Alcon and Bausch & Lomb will be a tremendous asset going forward as we work to enhance the way doctors interpret and use the number that the groundbreaking TearLab Osmolarity test provides.”

Inducement Grant Under NASDAQ Rule 5635(c)(4)

Upon extending the employment offer to Dr. Manoj, a majority of the independent members of the Company’s Board of Directors approved the grant of an option to purchase 100,000 shares of the Company’s common stock. The stock option has a ten-year term and a per share exercise price equal to the higher of (i) the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on July 11, 2014 or (ii) the prior five-day volume weighted average price of the Company’s common stock as quoted on the Nasdaq Capital Market at the close of business on July 11, 2014. The stock option has a vesting commencement date of July 11, 2014, Dr. Manoj’s start date with the Company, and will vest in equal annual increments over a three year period, subject to Dr. Manoj’s continued service with the Company through each applicable vesting date. In addition, the stock option will fully accelerate as to vesting in the event of a change of control prior to Dr. Manoj’s termination of service. The stock option grant was made as an inducement that was material to Dr. Manoj’s acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding the future potential of the TearLab Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com